EXHIBIT 5.1

DLA PIPER RUDNICK GRAY CARY US LLP
2000 University Avenue
East Palo Alto, CA 94303-2248

July 1, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

As legal counsel for 8x8, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the filing of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement"), of up to 137,952 shares of Common Stock, $0.001 par value, of the Company which may be issued pursuant to the exercise of warrants (the "Warrants") granted under the Placement Agency Agreement between the Company and AG Edwards & Sons, Inc. and Griffin Securities, Inc. (the "Agreement").

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States.

Based on such examination, we are of the opinion that the 137,952 shares of Common Stock which may be issued upon exercise of the Warrants are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Agreement will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,

/s/    DLA PIPER RUDNICK GRAY CARY US LLP

DLA PIPER RUDNICK GRAY CARY US LLP